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                                                                   EXHIBIT 10.23



                               SEVERANCE AGREEMENT


     AGREEMENT between Gaylord Entertainment Company, a Delaware corporation ("GEC"), and ______________________________ (the "Key Employee").

                                W I T N E S E T H

     WHEREAS, the Board of Directors of GEC (the "Board") believes that, in the event of a threat or occurrence of a bid to acquire or to achieve a "Change of Control" (as defined hereafter) of GEC, it is in the best interest of GEC and its present and future shareholders that the business of GEC be continued with a minimum of disruption, and that such objective will be achieved if GEC key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created during such period; and

     WHEREAS, GEC believes the giving of such assurances by GEC will enable it
(a) to secure the continued services of both its key operational and management employees in the performance of both their regular duties and such extra duties as may be required of them during such period of uncertainty, (b) to be able to rely on such employees to manage the affairs of GEC during any such period with less concern for their personal risks, and (c) to have the ability to attract new key employees as needed; and

     WHEREAS, the Board has approved entering into severance agreements with certain key management employees of GEC in order to achieve the foregoing objectives; and

     WHEREAS, Key Employee is a key management employee of GEC or one of its subsidiaries;

     NOW, THEREFORE, GEC and Key Employee agree as follows:

     1. Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than GEC or a wholly-owned subsidiary thereof or any employee benefit plan of GEC or any of its subsidiaries, becomes the beneficial owner of GEC securities having 331/3% or more of the combined voting power of the then outstanding securities of GEC that may be cast for the election of directors of GEC (other than as a result of an issuance of securities initiated by GEC in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then-outstanding securities of GEC or any successor corporation or entity entitled to vote generally in the election of the directors of GEC or such other corporation or entity after such transaction are held in the aggregate by the holders of GEC securities entitled to vote generally in the election of directors of GEC immediately prior to such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of any such



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period constitute the Board of Directors of GEC cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by GEC's shareholders, of each director of GEC first elected during such period was approved by a vote of at least two-thirds of the directors of GEC then still in office who were directors of GEC at the beginning of any such period. Upon a Change of Control of GEC while the Key Employee is still an employee of GEC, this Agreement and all of its provisions shall become operative immediately.

     2. Employment. GEC and Key Employee hereby agree that, if Key Employee is in the employ of GEC on the date on which a Change of Control occurs (the "Change of Control Date"), GEC will continue to employ Key Employee and Key Employee will remain in the employ of GEC, for the period commencing on the Change of Control Date and ending on the Second anniversary of such date (the "Employment Period"), to exercise such authority and perform such duties as are commensurate with the authority being exercised and duties being performed by the Key Employee immediately prior to the Change of Control Date, which services shall be performed at the location where the Key Employee was employed immediately prior to the Change of Control Date.

     3. Compensation and Benefits. During the Employment Period, GEC will (a) continue to pay the Key Employee a salary at not less than the level applicable to Key Employee on the Change of Control Date, (b) pay the Key Employee bonuses in amounts not less in amount than the average paid during the two 12-month periods preceding the Change of Control Date, (c) continue employee benefits programs to Key Employee at levels in effect on the Change of Control Date as more particularly described in Section 7 and (d) pay to Key Employee any Additional Amount determined pursuant to Section 4.

     4. Tax Reimbursement Payment.

     (a) Notwithstanding anything to the contrary contained in this Agreement, in any plan of GEC or its affiliates, or in any other agreement or understanding, GEC will pay to Key Employee, at the times hereinafter specified, an amount (the "Additional Amount") equal to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), if any, incurred or to be incurred by Key Employee by reason of the payments under this Agreement, payments under the supplemental executive retirement plan, acceleration of vesting of stock options or restricted stock granted under the GEC 1991 Stock Option and Incentive Plan or the GEC 1993 Stock Option and Incentive Plan, or payments under any other plan, agreement or understanding between Key Employee and GEC or its affiliates, constituting Excess Parachute Payments (as defined below), plus all excise taxes and federal, state and local income taxes incurred or to be incurred by the Key Employee with respect to receipt of the Additional Amount. For purposes of this Agreement, the term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G(b) of the Code, and which would result in the imposition of an excise tax on the Key Employee under Section 4999 of the code. Attached hereto as Exhibit A is an example illustrating the computation of the Additional Amount.

     (b) All determinations required to be made regarding the Additional Amount, including whether payment of any Additional Amount is required and the amount of any Additional Amount,



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shall be made by the independent accounting firm which is advising GEC (the
"Accounting Firm"), which shall provide detailed support calculations to GEC and Key Employee on or before the last day of the calendar year during which occurs the Change of Control Date (the "Change of Control Year"). In computing taxes, the Accounting Firm shall use the highest marginal federal, state and local income tax rates applicable to the Key Employee for the year in which the Additional Amount is to be paid (or if those tax rates are unknown, for the year in which the calculation is made) and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability. The portion of the Additional Amount based on the excise tax as determined by the Accounting Firm to be due for the Change of Control Year shall be paid to Key Employee no later than March 1 immediately following the Change of Control Year. The portion of the Additional Amount based on the excise tax as determined by the Accounting Firm to be due for each calendar year following the Change of Control Year during the Employment Period shall be paid to the Key Employee on or before March 1 immediately following the end of each such calendar year. If GEC determines that the excise tax for any year will be different from the amount originally calculated in the report of the Accounting Firm delivered at the end of the Change of Control Year, then GEC shall provide to Key Employee detailed support calculations by the Accounting Firm specifying the basis for the change in the Additional Amount.

     5. Termination of Employment.

     (a) If during the Employment Period, Key Employee's employment is terminated by GEC (or a subsidiary of GEC) or a successor thereto for other than gross misconduct (defined as an intentional act of fraud or embezzlement, intentional wrongful damage to property of GEC, or intentional wrongful disclosure of material confidential information of GEC; for the purposes of this Agreement no act or failure to act on the part of the Key Employee shall be deemed intentional unless determined by a final judicial decision to be done, or omitted to be done, by Key Employee not in good faith and without reasonable belief that his action or omission was in the best interest of GEC), or

     (i) if there is a reduction in Key Employee's compensation (other than normal bonus fluctuations) or benefits, or a change in Key Employee's status, working conditions or management responsibilities, or

     (ii) if Key Employee is required to change his city of employment,

     and Key Employee voluntarily terminates his or her employment within 60 days of any such event, or the last in a series of events,

then Key Employee shall be entitled to continue to receive those benefits described in Section 5(d) and to receive a lump sum payment ("Severance Compensation") equal to the sum of

          (x) ___% of Key Employee's "Base Amount" as determined under paragraph (b) below, and




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          (y)  any portion of the Additional Amount not theretofore paid, as described in paragraph (c) below.

The lump sum payment shall be subject to and reduced by all applicable federal and state withholding taxes and shall be paid to the Key Employee within 30 business days after his termination of employment.

     (b) The Base Amount for purposes of this section 5 shall be Key Employee's base salary and bonuses paid to him during the 12-month period preceding his termination of employment pursuant to paragraph (a). If Key Employee has not been employed for a 12-month period, his Base Amount shall be his annualized base salary at the rate then in effect and bonuses paid to Key Employee prior to the date of his termination of employment.

     (c) The Additional Amount shall be determined in the same manner described in section 4, as illustrated in Exhibit A, and any portion of such Additional Amount not already paid to Key Employee, including any portion estimated to arise by reason of excise tax due in future years, shall be paid within 30 business days after his termination of employment. At or prior to the time of payment of the Additional Amount (or the remainder thereof), GEC shall provide to Key Employee a report of the Accounting Firm, including detailed support calculations, describing its determination of the Additional Amount (or an updated report of the Accounting Firm to its report for the Change of Control Year, if that report has already been provided to Key Employee). If GEC determines that no Additional Amount is due under this paragraph (c), it shall provide to Key Employee an opinion of the Accounting Firm that Key Employee will not incur an excise tax on any or all of the Severance Compensation, vesting of stock options, or payments under any other plan, agreement or understanding between Key Employee and GEC. Any such opinion shall be based upon the proposed regulations under Code Sections 280G and 4999 or substantial authority within the meaning of Code Section 6661.

     (d) After termination of employment for which Key Employee is entitled to Severance Compensation, and continuing until the end of the Employment Period (i.e., the second anniversary of the Change of Control Date, or if later, during the extended term of this Agreement pursuant to Section 16), GEC shall maintain at its expense for the continued benefit of Key Employee and his dependents all medical, dental, life insurance and accident insurance plans of GEC in which Key Employee or his dependents are entitled to participate pursuant to Section 7, provided that such continued participation is possible under the terms and provisions of such plans. In the event that the participation by Key Employee or his dependents in any such plan is barred, or if the benefits in any of the plans are reduced to a level below what they were on the Change of Control Date, GEC shall arrange to provide Key Employee and his dependents with benefits equivalent to those which they were receiving under such plans immediately prior to the Change of Control Date, such benefits to be provided at GEC's expense by means of individual insurance policies, or if such policies cannot be obtained, from GEC's assets. If Key Employee should accept employment with another employer and if Key Employee or his dependents should become covered under that employer's medical, dental, life insurance and accident insurance plans, or any of them, then effective on the date that such coverage commences, the obligation of GEC to provide any benefits under this Section 5(d)



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to Key Employee or his dependents shall terminate to the extent that equivalent coverage is provided under the plans of the subsequent employer.

     The medical and dental benefits required to be provided pursuant to this
Section 5(d) are not intended to be a substitute for any extended coverage benefits ("COBRA rights") described in Section 4980B of the Code, and such COBRA rights shall not commence until after the period of coverage specified in the first sentence of this Section 5(d) comes to an end.

     (e) In the event of a dispute concerning the amount of Severance Compensation, including a dispute as to the calculation of the Additional Amount, which is not resolved within 60 days after the date of termination of employment, Key Employee may submit the resolution of the dispute to arbitration. Any arbitration pursuant to this Agreement shall be determined in accordance with the rules of the American Arbitration Association then in effect, by a single arbitrator if the parties shall agree upon one, or otherwise by three arbitrators, one appointed by each party, and a third arbitrator appointed by the two arbitrators selected by the parties, all arbitrators to come from a panel proposed by the American Arbitration Association. If any party shall fail to appoint an arbitrator within 30 days after it is notified to do so, then the arbitration shall be accomplished by a single arbitrator. Unless otherwise agreed by the parties hereto, all arbitration proceedings shall be held in Nashville, Tennessee. Each party agrees to comply with any award made in any such proceeding, which shall be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award. The decision of the arbitrators shall be tendered within 60 days of final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes. If the Key Employee is entitled to any award pursuant to the determination reached in the arbitration proceeding that is greater than that proposed by GEC, he shall be entitled to payment by GEC of all attorneys' fees, costs (including expenses of arbitration), and other out-of-pocket expenses incurred in connection with the arbitration.

     6. Indemnification.

     (a) If Key Employee shall have to institute litigation brought in good faith to enforce any of his rights under the Agreement, GEC shall indemnify Key Employee for his reasonable attorney's fees and disbursements incurred in any such litigation.

     (b) In the event that an excise tax is ever assessed by the Internal Revenue Service against Key Employee (or if GEC and Key Employee mutually agree that an excise tax is payable) by reason of the payments under this Agreement, payments under the supplemental executive retirement plan, acceleration of vesting of stock options or restricted stock granted under the GEC 1991 Stock Option and Incentive Plan or the GEC 1993 Stock Option and Incentive Plan, or payments under any other plan, agreement or understanding between Key Employee and GEC or its affiliates, constituting Excess Parachute Payments, and if such excise tax was not included in the determination by the Accounting Firm of the Additional Amount that has been actually paid to Key Employee, GEC agrees to indemnify Key Employee by paying to Key Employee the amount of such excise tax, together with any interest and penalties, including reasonable legal and accounting fees and other out-of-pocket expenses incurred by Key Employee, attributable to the failure to pay such excise tax



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by the date it was originally due, plus all federal, state and local income taxes incurred with respect to payment of the excise tax, calculated in a manner analogous to Exhibit A. This indemnification obligation shall survive the termination of the Employment Period and shall apply to all such excise taxes on Excess Parachute Payments, whether due before or after termination of employment, except that no such right of indemnification shall exist after termination of employment for gross misconduct (as defined in paragraph (a)(i) of Section 5).

     (c) If the excise tax for any year which is actually imposed on Key Employee is finally determined to be less than the amount taken into account in the calculation of the Additional Amount that was paid to Key Employee pursuant to Section 4 or Section 5, then Key Employee shall repay to GEC, at the time that the amount of such reduction in excise tax is finally determined, the portion of the Additional Amount attributable to such reduction (including the portion of the Additional Amount attributable to the excise tax and federal and state income taxes imposed on the Additional Amount being repaid by Key Employee, to the extent that such repayment results in a reduction in such excise tax, federal or state income tax), plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.

     7. Normal Employee Benefits. During the Employment Period, Key Employee and his dependents shall be entitled to participate in any and all employee benefit plans maintained by GEC (or a subsidiary of GEC), or a successor thereto, which provide benefits for its executives and for its salaried employees generally, including, without limitation, its tax-qualified retirement plans, supplemental executive retirement plan, stock option and other stock award plans, and welfare benefit plans providing medical and dental benefits, group life insurance, disability benefits and accidental death and dismemberment insurance. Any future increases in benefits in any of such plans available to executives or salaried employees of GEC generally shall also be provided to Key Employee.

     Nothing in this Agreement shall preclude GEC from amending or terminating any employee benefit plan, but it is the intent of the parties that Key Employee and his dependents shall be entitled during the Employment Period to the same level of benefits in all employee benefit plans as the level in effect in the respective plans of GEC on the Change of Control Date. In the case of the stock option and other stock award plans, the requirement that the same level of benefits be provided shall be satisfied if Key Employee enjoys at least the same reward opportunities as provided by GEC prior to the Change of Control Date. If any of the employee benefit plans are amended to reduce benefits to Key Employee or his dependents, or if Key Employee or his dependents become ineligible to participate in any such plans, GEC shall arrange to provide Key Employee and his dependents with benefits equivalent to those which they were receiving under such plans immediately prior to the Change of Control Date, such benefits to be provided at GEC's expense by means of individual insurance policies, or if such policies cannot be obtained, from GEC's assets.

     8. Confidentiality. Key Employee recognizes that he has or will have access to and may participate in the origination of non-public confidential information and will owe a fiduciary duty with respect to such information to GEC. Confidential information includes, but is not limited to, trade secrets, supplier information, pricing information, internal corporate planning, GEC secrets,



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methods of marketing, methods of showroom selection and operation, ideas and plans for development, historical financial data and forecasts, long range plans and strategies, and any other data or information of or concerning GEC that is not generally known to the public or in the industry in which GEC is engaged. Key Employee agrees that from the date of this Agreement and throughout the Employment Period he will, except as specifically authorized by GEC in writing, maintain in strict confidence and will not use or disclose, other than disclosure made in the ordinary course of business or to other employees of GEC, any confidential information belonging to GEC. If Key Employee shall breach the terms of Section 8, all of his rights under this Agreement shall terminate.

     9. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of GEC or the Key Employee to have the Key Employee remain in the employment of GEC prior to any Change in Control, provided, however, that any termination of employment of the Key Employee or the removal of the Key Employee from the office or position in GEC following the commencement of any discussion with a third person that ultimately results in a Change in Control with that or another person shall be deemed to be a termination or removal of the Key Employee after a Change in Control for purposes of this Agreement.

     10. Withholding of Taxes. GEC may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulations or ruling.

     11. Governing Law. This Agreement shall be construed according to the laws of Tennessee, without giving effect to the principles of conflicts of laws of such State.

     12. Amendment; Modification; Waiver. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Key Employee and GEC. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     13. Binding Effect.

     (a) This Agreement shall be binding on GEC, its successors and assigns. Should there be a consolidation or merger of GEC with or into another corporation, or a purchase of all or substantially all of the assets of GEC by another entity, the surviving or acquiring corporation will succeed to the rights and obligations of GEC under this Agreement.

     (b) This Agreement shall inure to the benefit of and be enforceable by Key Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.




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     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in paragraphs (a) or (b) hereof. Without limiting the generality of the foregoing, Key Employee's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), GEC shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     (d) GEC and Key Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, GEC and Key Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

     (e) Notwithstanding anything to the contrary contained in this Agreement, in any plan of GEC or its affiliates, or in any other agreement or understanding, GEC shall pay to Key Employee all amounts required to be paid hereunder (including the Additional Amount and Severance Compensation), as well as amounts required by the terms of any other plan, agreement or understanding (including the accelerated vesting of stock options and restricted stock upon a Change of Control), regardless of whether any such amounts or accelerated vesting constitute Excess Parachute Payments.

     14. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement.

     15. Notice. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or after three business days after having been mailed registered or certified mail, return receipt requested, addressed to the addresses set forth at the end of this Agreement or to such other address as any party furnishes in writing to the other party.

     16. Term. This Agreement shall be effective from the date of its execution by GEC and for the twenty-four (24) months next succeeding any Change of Control, and shall continue in effect from year to year after such twenty-four
(24) month period, unless GEC shall notify Key Employee in writing 90 days in advance of an anniversary of its execution that the Agreement shall terminate or unless, prior to a Change of Control or the commencement of any discussion with a third person that ultimately results in a Change of Control, the Key Employee ceases for any reason to be an employee of GEC in which event this Agreement shall immediately terminate and be of no further effect. Notwithstanding the foregoing, the indemnification provisions of this Agreement contained in Section 6 shall survive until the expiration of the statute of limitations for assessment of any excise tax with regard to an Excess Parachute Payment on account of the Change of Control.




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     IN WITNESS WHEREOF the parties hereto have executed this Severance
Agreement as of the ____ day of ____________________, 199___.



GAYLORD ENTERTAINMENT COMPANY             _____________________________________
                                          Key Employee

By:___________________________________    Address:_____________________________
      One Gaylord Drive                           _____________________________
      Nashville, TN 37214


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                                    EXHIBIT A

1.       Excess Parachute Payment Subject to Excise Tax                  $50,000

2.       Excise Tax on Item 1 @ 20%                                      $10,000

3.       Total Additional Amount under Agreement *                       $27,190

4.       Verification of Total Additional Amount

         1)       Excise Tax on additional $27,190 @ 20%    -            $ 5,438

         2)       State Income Tax on $27,190 @ 6%          -            $ 1,631

         3)       Federal Income Tax on $27,190             -

                  a)       Additional income -                $27,190
                  b)       State Income Tax deduction -        (1,631)
                  c)       Net Additional Federal
                             Taxable Income -                 $25,558
                  d)       Federal Income Tax @ 39.6% -                  $10,121

         4)       Total Taxes on Additional Amount                       $17,190

         5)       Net Amount Available to Key Employee to pay
                    Excise Tax in #2                                     $10,000

----------------------

* The formula used to compute the Additional Amount is to divide the Excise Tax amount on the excess parachute payment by a percentage equal to 100% less the sum of the Excise Tax percentage plus the state income tax percentage plus the federal tax percentage less a percentage determined by multiplying the federal tax percentage times the state tax percentage. Thus in the example above, the following percentages should be subtracted from 100%:

                  1)       Excise Tax Percentage              -        20.00%
                  2)       Assumed State Tax Percentage       -         6.00%
                  3)       Federal Income Tax Percentage       -       39.60%
                                                                       ------
                           Total                                       65.60%
                           Less 39.6% Times 6%                =         2.38%
                                                                       ------
                                                                       63.22%

         The resulting percentage of 100% - 63.22% = 36.78% should be divided into $10,000 = $27,190.


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